Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 13, 2009 (September 17, 2009, as to the retrospective effects of the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51), relating to the consolidated financial statements and financial statement schedules of Investors Real Estate Trust and subsidiaries, and the effectiveness of Investors Real Estate Trust and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K of Investors Real Estate Trust filed on September 18, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN April 9, 2010